As filed with the Securities and Exchange Commission on April 2, 2018

Registration No. 333-206251

Registration No. 333-213167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-206251)

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-213167)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-4757800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6100 Center Drive, Suite 1020

Los Angeles, California 90045

(310) 437-6000

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

The Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan, as Amended

Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

Stephen Ballas, Esq.

Executive Vice President, General Counsel and Corporate Secretary

6100 Center Drive, Suite 1020

Los Angeles, California 90045

(310) 437-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Joel L. Rubinstein, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Tel: (212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Global Eagle Entertainment Inc. (the “Company” or “we”) hereby amends its Registration Statements on Form S-8 (Registration No. 333-206251 and Registration No. 333-213167) (together, the “Registration Statements”) by filing this Post-Effective Amendment No. 1 to such Registration Statements (the “Post-Effective Amendment”) to reflect that the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan, as amended (the “2013 Plan”), was replaced by the Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan (the “2017 Plan”), effective as of December 21, 2017 (the “Effective Date”).

Pursuant to the terms of the 2017 Plan, any shares of the Company’s common stock, $0.0001 par value (“Common Stock”), registered under the Registration Statements that were (i) authorized and approved for issuance but not awarded under the 2013 Plan as of the Effective Date, and (ii) any shares of Common Stock subject to outstanding awards under the 2013 Plan that expire without being exercised, or are forfeited, or canceled without such shares being issued after the Effective Date (collectively, the “Rollover Shares”), will be available for award grants under the 2017 Plan.

On December 21, 2017, which is the date the Company’s stockholders approved the 2017 Plan, these Rollover Shares consisted of (1) 2,382,172 shares of Common Stock available for additional award grants under the 2013 Plan and (2) up to 2,011,720 shares of Common Stock subject to awards then outstanding under the 2013 Plan that may expire without being exercised, or are forfeited, or canceled. The ultimate Rollover Share figure will vary if, for example, a recipient forfeits an award (or portion thereof) under the 2013 Plan prior to its vesting in full or if a recipient does not exercise his or her right to receive shares underlying a stock-option award.

The Company is filing this Post-Effective Amendment pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Registration Statements to register the offer of the Rollover Shares under the 2017 Plan (as such shares would no longer be issuable under the 2013 Plan). No new awards may be made under the 2013 Plan from and after the Effective Date. No additional securities are being registered hereby.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The Company will deliver the documents containing the information required in this Part I to the participants in the 2017 Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The Company has filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and hereby incorporates them by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018 (File No. 001-35176);

(2)	Current Reports on Form 8-K filed with the SEC on March 9, 2018, March 20, 2018 and March 27, 2018 (File No. 001-35176); and

(3)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35176) filed with the SEC on May 12, 2011, including any amendment or report filed for the purpose of updating such description.

In addition, all documents the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our Second Amended and Restated Certificate of Incorporation and our by-laws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law as it now exists or may in the future be amended.

We have also entered into agreements with our directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Second Amended and Restated Certificate of Incorporation and our by-laws. We believe that these agreements are necessary to attract qualified directors and officers. Our by-laws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. In that regard, we have purchased a directors’ and officers’ liability insurance policy that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify those directors and officers in respect of the same.

The indemnification provisions contained in our Second Amended and Restated Certificate of Incorporation, our by-laws and in the indemnity agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and the directors’ and officers’ liability insurance policy are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), filed with the SEC on May 11, 2011).

4.2	Form of Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), filed with the SEC on April 6, 2011).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), and included as an exhibit in the Warrant Agreement, filed with the SEC on April 6, 2011).

4.4	Indenture (including the Form of Convertible Note), dated as of February 18, 2015, with respect to the Company’s 2.75% Convertible Senior Notes due 2035, between the Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on February 19, 2015).

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP (incorporated by reference to Exhibit 23.2 to the Company’s Annual Report on Form 10-K (File No. 001-35176), filed with the SEC on April 2, 2018).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan, as amended (incorporated by reference to Annex A to the Global Eagle Entertainment Inc. Definitive Proxy Statement on Schedule 14A (File No. 001-35176) filed on April 29, 2016).

99.2	Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan (incorporated by reference to Annex B to the Global Eagle Entertainment Inc. Definitive Proxy Statement on Schedule 14A (File No. 001-35176), filed with the SEC on November 28, 2017).

Item 9. Undertakings.

The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 2, 2018.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Paul Rainey
Name: Paul Rainey
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Joshua B. Marks, Paul Rainey and Stephen Ballas, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua B. Marks	Chief Executive Officer and Director	April 2, 2018
Joshua B. Marks	(Principal Executive Officer)

/s/ Paul Rainey	Chief Financial Officer	April 2, 2018
Paul Rainey	(Principal Financial Officer)

/s/ Sarlina See	Chief Accounting Officer	April 2, 2018
Sarlina See	(Principal Accounting Officer)

/s/ Jeffrey A. Leddy	Executive Chairman and Chairman of the Board of Directors	April 2, 2018
Jeffrey Leddy

/s/ Edward L. Shapiro	Director	April 2, 2018
Edward L. Shapiro

/s/ Jeffrey E. Epstein	Director	April 2, 2018
Jeffrey E. Epstein

/s/ Stephen Hasker	Director	April 2, 2018
Stephen Hasker

/s/ Robert W. Reding	Director	April 2, 2018
Robert W. Reding

/s/ Jeff Sagansky	Director	April 2, 2018
Jeff Sagansky

/s/ Harry E. Sloan	Director	April 2, 2018
Harry E. Sloan

/s/ Ronald Steger	Director	April 2, 2018
Ronald Steger

	Director	April 2, 2018
Eric Sondag

	Director	April 2, 2018
Eric Zinterhofer